Exhibit 99.1

Company Contact:

        Donald H. Walker

        Vice President-Finance and CFO

        Frisch’s Restaurants, Inc.

        (513) 559-5202

Frisch’s Reports Record Sales in Fiscal 2006

FOR IMMEDIATE RELEASE

Cincinnati, OH—July 24, 2006, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales for the fiscal year ended May 30, 2006. Revenue rose 4.2% to $290,967,866 from $279,247,122 last year. The fourth quarter of fiscal 2006 included two additional days. Net earnings declined 38% to $9,159,765 from $14,740,825. Last year’s earnings included a non-taxable gain of $4,440,000 from life insurance proceeds. Diluted earnings per share were $1.78 for fiscal 2006 versus $2.86 per share last year. Comparing the current year earnings to last year without the unusual non-taxable insurance gain, earnings declined 11.1% from last year.

For the fourth quarter ended May 30, 2006, revenues rose 7% to $70,222,125 from $65,638,815 for last year’s fourth quarter. Earnings for the quarter declined 5.2% to $2,669,265 compared to $2,814,970 last year. Diluted earnings per share decreased to $.52 per share from $.55 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Fiscal 2006 was a respectable year for us. We achieved record sales for the seventh consecutive year. Also, for the ninth consecutive year, our Big Boy restaurants had same store sales increases. Total sales for our Golden Corral restaurants exceeded $100,000,000 for the first time, despite a same store sales decline of 6.5%.

“We now operate 90 Big Boys and have two relocation units under construction that should begin operation in the fall of 2006. Average weekly sales for our Big Boy restaurants reached $38,100 this year, bringing us very close to average annual sales of $2,000,000.”

Mr. Maier continued, “Same store sales for Golden Corral restaurants declined at a slower pace in the second half of the year. The improvement in the sales decline came from our marketing campaign, ‘Everyone Deserves a Good Meal, Every Day’. We now operate 34 Golden Corral restaurants. Our current plans call for opening only one more Golden Corral over the remainder of calendar year 2006. We believe this decision will allow us to build same store sales by focusing on execution in existing operations.”

Lower operating earnings can be attributed to both the same store sales declines and to higher operating expenses.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Dayton, Toledo and Cleveland, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. Plans are in place to expand the Golden Corral operation into markets in Columbus, Ohio, northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Year ended		Twelve weeks ended
	May 30, 2006	May 29, 2005	May 30, 2006	May 29, 2005
Sales	$290,968	$279,247	$70,222	$65,639

Cost of sales
Food and paper	102,106	98,570	24,788	23,426
Payroll and related	96,098	92,352	23,129	21,368
Other operating costs	64,338	57,800	15,622	13,779

	262,542	248,722	63,539	58,573

Gross profit	28,426	30,525	6,683	7,066

Administrative and advertising	13,976	13,929	2,818	3,041
Franchise fees and other revenue	(1,250)	(1,352)	(289)	(325)
(Gains) losses on sale of assets	(568)	(87)	(175)	2

Operating profit	16,268	18,035	4,329	4,348

Interest expense	2,771	2,820	667	647
Life Insurance - death benefit in excess of cash surrender value	—	(4,440)	—	—

Earnings before income tax	13,497	19,655	3,662	3,701

Income taxes	4,337	4,914	993	886

NET EARNINGS	$9,160	$14,741	$2,669	$2,815

Earnings per share (EPS) of common stock:

Basic net earnings per share	$1.81	$2.92	$.53	$.56

Diluted net earnings per share	$1.78	$2.86	$.52	$.55

Diluted average shares outstanding	5,160	5,157	5,158	5,159

Depreciation included above	$13,125	$12,116	$3,239	$3,101

Opening expense included above	$1,415	$1,487	$35	$341

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	May 30, 2006	May 29, 2005
Assets
Current assets
Cash and equivalents	$815	$306
Receivables	1,538	1,390
Inventories	4,792	4,592
Other current assets	4,918	3,762

	12,063	10,050
Property and equipment	154,370	148,202

Other assets
Goodwill & other intangible assets	2,125	2,141
Property held for sale and land investments	3,078	2,832
Other	3,647	4,240

	8,850	9,213

	$175,283	$167,465

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,330	$12,799
Accrued expenses	9,640	8,764
Other	10,613	9,399

	30,583	30,962
Long-term obligations
Long-term debt	30,992	29,570
Other long-term obligations	13,027	13,532

	44,019	43,102
Shareholders’ equity	100,681	93,401

	$175,283	$167,465